Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2008, relating to the financial statements of System Energy Resources, Inc., and the effectiveness of System Energy Resources, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of System Energy Resources, Inc. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana
January 14, 2009